UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):  September 30, 2009

STAAR Surgical Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-11634 (Commission File Number)	95-3797439 (I.R.S. Employer Identification No.)

1911 Walker Ave, Monrovia, California (Address of principal executive offices)		91016 (Zip Code)

Registrant’s telephone number, including area code:    626-303-7902

                                    Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensatory Arrangements of Certain Officers

The Company is filing this Current Report on Form 8-K to provide as exhibits certain documents establishing employment terms and compensatory arrangements with three of its executive officers.

Deborah Andrews, Vice President and Chief Financial Officer

As described in the Company’s most recent Proxy Statement, Ms. Andrews’ employment arrangement with the Company provides for a base salary, currently $250,000, which the Compensation Committee may adjust periodically, and a performance bonus of up to 40% of base salary, as determined by the Committee.  If terminated without cause, Ms. Andrews will receive a severance payment equal to six months’ salary. If she is terminated as a result of a “change in control” and her job description is significantly changed, she will receive severance equal to one year’s salary and immediate vesting of all unvested stock options.  The Company has undertaken to provide such compensation through the following actions:

•
Effective November 22, 2002, the Company entered into an Employment Agreement with Ms. Andrews in connection with her then employment as Global Controller.  A copy of the Employment Agreement, which sets forth severance and change in control rights, is filed with this report as Exhibit 10.76, and is incorporated herein by this reference.  The agreement provides for four months’ severance upon a termination without cause.

•
As reported in the Company’s Form 8-K filed on August 23, 2005, on August 17, 2005 the Company’s Nominating, Governance and Compensation Committee approved terms of employment for Ms. Andrews’ as Vice President and Chief Financial Officer, which included annual base salary in the amount of $225,000 and a performance bonus of up to 40% of base salary, and a grant of options to purchase up to 50,000 shares of Common Stock with an exercise price of $4.71 per share, which vested in three annual installments.  Ms. Andrews also received benefits and perquisites comensurate to those received by the Company’s vice presidents, which would include six months’ severance in the event of termination without cause.  Other than an option agreement in the form contained in the 2003 Omnibus Equity Incentive Plan, this compensatory arrangement was not further memorialized in a written agreement.

•
As reported in the Company’s Form 8-K filed on April 6, 2007, on April 2, 2007 the Company’s Compensation Committee approved for Ms. Andrews an 11% increase in base salary effective as of April 2, 2007, resulting in annual base salary of $250,000, and a cash bonus of $50,000, and awarded options to purchase 40,000 shares of common stock at an exercise price of $5.39 per share, which vest in three annual installments.  This compensatory arrangement was confirmed to Ms. Andrews in a letter dated April 11, 2007, a copy of which is filed with this report as Exhibit 10.77 and is incorporated herein by this reference.

Reinhard Pichl, Managing Director, Domilens GmbH

On October 4, 2007 we entered into a service agreement with Dr. Reinhard Pichl to act as Managing Director of Domilens GmbH. The agreement, which became effective on November 1, 2007, provides for an annual base salary of 180,000 euro and an annual performance bonus of up to 30% of base salary. The agreement requires three full calendar months’ notice for termination without cause. The agreement also provides for an automobile allowance and life and disability insurance.  A copy of the agreement is attached to this report as Exhibit 10.78 and is incorporated herein by this reference.

Hans Blickensdoerfer, Vice President, International Marketing

On December 16, 2004 we entered into an employment agreement with Hans Blickensdoerfer to act as our Vice President, International Marketing. If terminated without cause, Mr. Blickensdoerfer will receive a severance payment equal to six months’ salary, plus a prorata amount of his annual bonus eligibility. If Mr. Blickensdoerfer is terminated following a change in control he will receive a severance payment equal to one year’s salary.  The agreement provides for an annual base salary of 195,000 Swiss francs, with an annual bonus of up to 30% of base salary.  A copy of the agreement is attached to this report as Exhibit 10.79 and is incorporated herein by this reference.  Mr. Blickensdoerfer’s current annual base salary has been set by the Compensation Committee at 250,000 Swiss francs.

Exhibit No.	Description

10.76	Employment Agreement effective November 22, 2002 by and between the Company and Deborah Andrews.

10.77	Letter of the Company dated April 11, 2007 to Deborah Andrews, Vice President and Chief Financial Officer, regarding compensation.

10.78	Service Agreement, dated October 4, 2007, by and between the Company and Dr. Reinhard Pichl.

10.79	Employment Agreement, dated December 16, 2004, by and between the Company and Hans Blickensdoerfer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 30, 2009	STAAR Surgical Company

	By:	/s/ Deborah Andrews
Deborah Andrews
Vice President and Chief Financial Officer